Abakan Secures Strategic Investment from Global Wear-Resistant Clad Plate Manufacturer

November 14, 2014

Abakan Inc. (OTCQB: ABKI) (“Abakan”), an emerging leader in the advanced coatings and metal formulations markets, today announced that it has secured a $3M strategic investment from the world’s largest wear-resistant clad plate manufacturer, UP Scientech Materials Corp. (“UP Scientech”). In addition to the investment, UP Scientech have entered into an agreement to develop, manufacture, and sell Abakan’s PComP thermal spray coating and CermaClad clad metal products in Taiwan, China, Japan, and Korea on a joint venture basis.

“UP Scientech is the largest global wear-resistant clad plate manufacturer and offers Abakan not only global sales and marketing channels but also significant financial commitments which will enable us to accelerate the scale-up our development and production efforts. This long-term strategic partnership validates anew the value proposition that our technologies and products offer,” said Abakan CEO, Robert Miller who also welcomes the CEO of UP Scientech, Mr. Kevin Chen, onto Abakan’s Board of Directors.

Abakan and UP Scientech intend to collaborate on both technology development and sales to complement each other’s capabilities. UP Scientech would initiate our collaborative relationship by facilitating sales of Abakan’s PComP thermal spray coating materials in Taiwan, China, Japan, and Korea with the intention of setting-up PComP powder production and coating facilities in Taiwan. UP Scientech and Abakan also intend to collaborate on the development of CermaClad wear-resistant clad plates, with intention of setting up the first Cermaclad clad plate manufacturing facility in Taiwan on a joint venture basis.

“We see a lot of value in Abakan’s suite of technologies and products. UP Scientech, as the world’s largest wear-plate manufacturer, is seeking opportunities to diversify its offerings. Both CermaClad clad metal product and PComP thermal spray powder fit our core business model. We understand the wear and abrasion market very well, and are confident that CermaClad wear-plates and PComP coatings will enable us to offer significantly higher value to our customers”, said UP Scientech’s CEO, Kevin Chen.

About UP Scientech:

UP Scientech is known worldwide as the most competitive company in the world for wear resistant compound steel plate manufacturing. In production capacity, UP Scientech is the largest manufacturer in the world with more than 250,000 square meters of annual production of compound steel plate. In hardfacing rebuilding services, the performance of components hardfaced by UPW process (UP Welding) have enabled significant cost savings and longer operation time, compared to new part replacement in either cast or forged. Through its extensive commercial network, UP Scientech has a global footprint with sales in more than 35 countries.

About Abakan Inc.

Abakan develops, manufactures, and markets advanced nano-composite materials, innovative fabricated metal products and highly engineered metal composites for applications in the oil and gas, petrochemical, mining, aerospace and defense, energy, infrastructure and processing industries. Abakan’s technology portfolio currently includes high-speed, large-area metal cladding technology and long-life nano-composite anti-corrosion and wear coating materials. Abakan's products have demonstrated longer life, higher productivity and extremely high strength-to-weight ratios compared to competing technologies. Abakan’s companies have been honored by The Wall Street Journal as the #1 Manufacturing Innovation across the globe, by Pipeline Industries Guild as the Top Subsea Pipeline Technology, by Forbes as the #1 Most Promising Material Science Company in the United States, by American Metals Market with the Steel Excellence Award, by Inc. 500 as one of the Fastest Growing Manufacturing Company in the U.S., and has received numerous other trade, industry and technology awards including five R&D 100 Awards and a Technology Innovation Award from the National Institute of Standards and Technology. Over $50 million has been invested in product development and testing by federal agencies, national labs and our companies in order to deliver products that offer improved performance over the current state of art. Abakan has successfully introduced its PComP W for metal asset protection and life extension in the oil and gas and mining industries, and is currently focusing on the scale-up and commercialization of its highly disruptive metal cladding products for the oil and gas, oil sands, and mining industries. Abakan currently operates from multiple locations in the United States, and intends to expand global operations to Canada, South-east Asia, Mexico and South America.

Forward-Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Abakan may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Abakan encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K, Form 10-Q and 8-K. Abakan’s public filings may be viewed at www.sec.gov.

Abakan Inc.

Robert Miller, Chief Executive Officer

Phone: 786-206-5368

Email: robert.miller@abakaninc.com

www.abakaninc.com

Abakan Inc. is on Facebook

Abakan Inc. is on Twitter

Investor Relations

Surety Financial Group, LLC

Phone: 410-833-0078

www.suretyfingroup.com